Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-178575 on Form S-3 of Ohio Valley Banc Corp. of our report dated March 18, 2019 relating to the financial statements and effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K.

/s/Crowe LLP
Crowe LLP

Louisville, Kentucky
March 18, 2019